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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        COVAD COMMUNICATIONS GROUP, INC.
                         -------------------------------
                             a Delaware corporation

          Covad Communications Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. That the first paragraph of Article IV of the Certificate of Incorporation of this corporation is amended to read in full as follows:

                                   "ARTICLE IV

               "The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is Six Hundred Million (600,000,000), of which Ten Million (10,000,000) shares are hereby designated as Class B Common Stock ("Class B Common"). The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000). The Common Stock and the Preferred Stock shall each have a par value of $.001 per share.

               "The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

               "The authority of the Board with respect to each series shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or Purchase of shares of that series and, if so, the terms and amount of such sinking fund; (g) the rights of the shares of that series

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     in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative or participating rights, preferences and limitations of that series."

          2. Said Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least of a majority of the outstanding stock entitled to vote.

         IN WITNESS WHEREOF, COVAD COMMUNICATIONS GROUP, INC. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer this ______ day of July, 2000.


                                        COVAD COMMUNICATIONS GROUP, INC.


                                        By ____________________________________
                                        Timothy Laehy, Executive Vice President
                                        and Chief Financial Officer

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